CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of the American Century Variable Portfolios II, Inc. of our report dated February 12, 2018, relating to the financial statements and financial highlights, which appear in the American Century VP Inflation Protection Fund’s Annual Report on Form N-CSR for the year ended December 31, 2017. We also consent to the references to us under the headings "Financial Statements", "Independent Registered Public Accounting Firm" and "Financial Highlights" in such Registration Statement.

/s/PricewaterhouseCoopers
Kansas City, Missouri
April 12, 2018